HACKENSACK, NJ, December 24, 2015 – First Real Estate Investment Trust of New Jersey (“FREIT”) owns a 63,932 square foot store in Patchogue, New York that is leased to Pathmark, a subsidiary of the Great Atlantic & Pacific Tea Company (“A&P”), and operated as a Pathmark Super Store. FREIT was notified by A&P on December 23, 2015 that this lease will be rejected as of December 31, 2015 as a result of A&P’s filing for protection under Chapter 11 of the bankruptcy code.

As a result of the lease being rejected, annual rents will decrease by approximately $1.4 million until the store is re-leased.

In connection with its report of operating results for the fiscal year ended October 31, 2015, FREIT reported a $1.1 million provision for loss related to straight line rent receivable for the rejected lease.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $352 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com